As filed with the Securities and Exchange Commission on May 18, 2022

Registration No. 333-188741

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to
FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

FIRST INTERNET BANCORP

(Exact name of registrant as specified in its charter)

Indiana	20-3489991
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

8701 E. 116th Street Fishers, Indiana	46038
(Address of principal executive offices)	(Zip Code)

FIRST INTERNET BANCORP 2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Kenneth J. Lovik

Executive Vice President and Chief Financial Officer

First Internet Bancorp

8701 E. 116th Street

Fishers, Indiana 46038

(Name and address of agent for service)

(317) 532-7900

(Telephone number, including area code, of agent for service)

With copies to:
Joshua L. Colburn

W. Jason Deppen

Faegre Drinker Biddle & Reath LLP

600 East 96th Street, Suite 600

Indianapolis, IN 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

FIRST INTERNET BANCORP

EXPLANATORY NOTE

First Internet Bancorp (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2013 (Registration Statement No. 333-188741 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, no par value per share (the “Common Stock”), thereby registered for offer or sale pursuant to the First Internet Bancorp 2013 Equity Incentive Plan (the “2013 Plan”). The Prior Registration Statement registered 500,000 shares of Common Stock with respect to the 2013 Plan.

The Company has since adopted a new equity incentive plan, the First Internet Bancorp 2022 Equity Incentive Plan (the “2022 Plan”), which replaces the 2013 Plan as of May 16, 2022, the date the Company’s shareholders approved the 2022 Plan. No future awards will be made under the 2013 Plan. This Post-Effective Amendment is being filed solely to deregister shares registered under the Prior Registration Statement that will not be used for awards under the 2013 Plan. Such shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2022 Plan.

The Company may, from time to time, file additional post-effective amendments to the Prior Registration Statement to deregister shares that subsequently become available for new awards under the 2022 Plan due to outstanding awards under the 2013 Plan expiring, being forfeited or terminated, or settled in cash, and transfer such shares to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fishers, State of Indiana, on May 18, 2022.

FIRST INTERNET BANCORP

By:	/s/ David B. Becker
David B. Becker
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ David B. Becker David B. Becker	Chairman and Chief Executive Officer (Principal Executive Officer)	May 18, 2022
/s/ Kenneth J. Lovik Kenneth J. Lovik	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2022
/s/ Aasif M. Bade Aasif M. Bade	Director	May 18, 2022
/s/ David R. Lovejoy David R. Lovejoy	Director	May 18, 2022
/s/ Justin P. Christian Justin P. Christian	Director	May 18, 2022
/s/ Ann Colussi Dee Ann Colussi Dee	Director	May 18, 2022
/s/ Ana Dutra Ana Dutra	Director	May 18, 2022
/s/ Jean L. Wojtowicz Jean L. Wojtowicz	Director	May 18, 2022
/s/ John K. Keach, Jr. John K. Keach, Jr.	Director	May 18, 2022